Exhibit 10.40

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of July 15, 2020

Between

TIAA, FSB, as Bank

and

GUILD MORTGAGE COMPANY, as Borrower

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of July 15, 2020 (the “Effective Date”), by and between Guild Mortgage Company, a California corporation, with an address at 5898 Copley Drive, San Diego, California 92111 (“Borrower”) and TIAA, FSB, formerly known as EverBank, a federal savings association (“Bank” or “EverBank”), under the following circumstances:

RECITAL

In order to finance certain Servicing Rights owned or acquired by Borrower from time to time, Borrower has requested that Bank make available to Borrower a revolving credit facility in an amount not to exceed the Maximum Loan Amount. Each advance made by Bank to Borrower pursuant to this Agreement (each, a “Loan Advance” and collectively, the “Loan”) will be used by Borrower for Approved Purposes (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree:

1.        Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and in a manner at least equal in quality to the servicing Borrower or Borrower’s designee provides to mortgage loans which it owns in its own portfolio. With respect to any Mortgage Loans serviced by Borrower on behalf of Freddie Mac, “Accepted Servicing Practices” shall include, and must be in compliance with, Freddie Mac’s Single-Family Seller/Servicer Guide, as the same may be amended from time to time.

“Acknowledgment Agreement” means an Acknowledgment Agreement in the form prescribed or otherwise agreed to by Fannie Mae, Freddie Mac, Ginnie Mae or any other Person to be executed by Borrower, Bank and such Agency or such other Person as a condition to Borrower’s pledging Fannie Mae, Freddie Mac, Ginnie Mae or such other Person’s Servicing Rights to Bank. Each Acknowledgment Agreement must be in form and substance acceptable to Bank in its sole and absolute discretion.

“Adjusted Indebtedness” means, at any date, the result of (a) Borrower’s Indebtedness on such date, minus (b) the unpaid principal of Borrower’s Subordinated Debt on such date (to the extent such Subordinated Debt is excluded from Borrower’s Indebtedness in calculating

Borrower’s Adjusted Tangible Net Worth on such date in accordance with the definition thereof).

“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the Net Worth of such Person plus (a) (1) all unpaid principal of all Subordinated Debt of such Person at such date; and (2) the MSR Value at such date; minus: (b) (1) the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation, goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses; deferred expenses; (2) receivables from equity owners, Affiliates or employees; (3) advances of loans to Affiliates; (4) investments in Affiliates; (5) assets pledged to secure any liabilities not included in the Indebtedness of such Person; and (6) any other assets which would be deemed by HUD to be unacceptable in calculating adjusted tangible net worth; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to herein.

“Advance Date” means the date on which a Loan Advance is made by Bank to Borrower in accordance with the terms of this Agreement.

“Advance Request” means a written request for a Loan Advance submitted to Bank by a duly authorized employee of Borrower, and containing the data required by Bank, including without limitation an updated Borrowing Base Certificate.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” means Fannie Mae, Freddie Mac, FHA, Ginnie Mae, VA and RHS.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 2(a)(25) hereof.

“Approved Purposes” means (a) working capital in the ordinary course of Borrower’s business; or (b) purchasing or retaining mortgage loan servicing rights. Notwithstanding the foregoing, in no event shall any use be an Approved Purpose if such use would violate the terms of any Acknowledgment Agreement, the rules, regulations or guidelines of any Agency or any agreement between Borrower and any Agency, or otherwise result in Fannie Mae, Freddie Mac or Ginnie Mae having a right to challenge or limit Bank’s security interest in the Pledged Servicing Rights.

“Approved Servicing Agreement” means a Servicing Agreement between Borrower and an Agency, in each case as approved by Bank in its sole discretion and designated as an “Approved Servicing Agreement” by Bank and Borrower in writing. Notwithstanding anything to the contrary contained herein, until otherwise approved in writing by Bank and Borrower, only Servicing Agreements with Freddie Mac shall be Approved Servicing Agreements hereunder. Notwithstanding the foregoing definition, the Freddie Mac Single-Family Seller/Servicer Guide, as the same may be amended from time to time, shall be deemed an Approved Servicing Agreement hereunder at all times that Borrower, Bank and Freddie Mac shall be parties to an active Acknowledgment Agreement among them.

“Approved Servicing Appraiser” shall mean an independent appraiser that is nationally known as expert in the evaluation of servicing rights, and is pre-approved in writing by Bank from time to time, in its sole and absolute discretion.

“ATNW Servicing Rights Appraisal” shall mean a written appraisal or evaluation by an Approved Servicing Appraiser evaluating the MSR Appraised Value of all of the Servicing Rights as of a date stated in the written report of such evaluation, each such evaluation and report to be made at Borrower’s expense, to be addressed to Bank and to be in form and substance acceptable to Bank in its sole and absolute discretion. The ATNW Servicing Rights Appraisal is solely for the purpose of calculating Adjusted Tangible Net Worth hereunder and is not used for Borrowing Base purposes.

“Bank” has the meaning provided in the introductory paragraph hereof.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Best’s” shall mean Best’s Key Rating Guide, as the same shall be amended from time to time.

“Borrower” has the meaning provided in the introductory paragraph hereof.

“Borrowing Base” means, as of the date of determination, [***] of the fair market value of the Eligible Pledged Servicing Rights as reflected in the Servicing Rights Appraisal deemed most accurate by Bank in its sole and absolute discretion, which may not be the most recent Servicing Rights Appraisal. In no event shall any Servicing Rights be included in the Borrowing Base unless the Serviced Loans underlying such Eligible Pledged Servicing Rights are the subject of a then-current and effective Acknowledgement Agreement from the relevant Agency.

“Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base in the form required by Bank, prepared by and certified by an authorized officer of Borrower.

“Borrowing Base Deficiency” has the meaning set forth in Section 3(h).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Boston, Massachusetts or Jacksonville, Florida are authorized or obligated to close their regular banking business.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Bank or its Affiliates or of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of Bank or its Affiliates or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Bank or any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean:

(a)      any transaction or event as a result of which either (1) [***] shall cease to own, directly, at least [***] and a controlling interest of the equity interests of Borrower or (2) there shall be any owner of the equity interests of Borrower other than [***] or [***];

(b)       the sale, transfer, or other disposition of all or substantially all of Borrower’s assets (excluding any such action taken in connection with any securitization transaction or ordinary course whole loan sale);

(c)      the consummation of a merger or consolidation of Borrower with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions);

(d)       [***] shall no longer be both (1) employed by Borrower, and (2) involved in the day to day operations of Borrower;

(e)      there is a change in the majority of the board of directors of Borrower during any twelve month period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning provided on Exhibit I [Omitted pursuant to Item 601(a)(5) of Regulation S-K] hereof.

“Combined Facility Amount” shall mean (a) during the Revolving Loan Period, [***] and (b) at any other time and for any other period, [***] minus the then-outstanding principal balance of the Loan.

“Combined Facility Monthly Average” means the sum of the average daily outstanding Purchase Price of the Purchased Mortgage Loans under the Mortgage Warehouse Agreement for such month plus, during the Revolving Loan Period, the average daily outstanding principal balance of the Loan hereunder for such month.

“Combined Facility Quarterly Average” means the sum of the average daily outstanding Purchase Price of the Purchased Mortgage Loans under the Mortgage Warehouse Agreement for such quarter plus, during the Revolving Loan Period, the average daily outstanding principal balance of the Loan hereunder for such quarter.

“Confidential Terms” has the meaning provided in Section 11(k) hereof.

“Confidential Information” has the meaning provided in Section 11(l) hereof.

“Confirmation” has the meaning provided in Section 3(a) hereof.

“Contractual Obligations” means, as to any Person, the provisions of any security issued by such Person, or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its properties is bound.

“Conversion Date” means the date that the Revolving Loan Period expires and the Term Loan Period commences.

“Debt for Borrowed Money Arrangements” shall have the meaning set forth in Section 2(a)(17) hereof.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” means the Interest Rate plus [***] per annum.

“Effective Date” has the meaning provided in the introductory paragraph hereof.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof, including by limited on-line access to Bank’s computer system.

“Eligible Pledged Servicing Right” means a Pledged Servicing Right:

(a)      that complies with all applicable Requirements of Law and other applicable legal requirements, whether federal, state or local;

(b)      that constitutes an “account” or a “general intangible” as defined in the Uniform Commercial Code and is not evidenced by an “instrument,” as defined in the Uniform Commercial Code as so in effect;

(c)      that arose pursuant to an Approved Servicing Agreement;

(d)      that is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Servicing Agreement under which it has arisen, subject to no offsets, counterclaims or defenses (but subject in each case to the applicable Acknowledgment Agreement);

(e)      that was not originated in or subject to the Requirements of Law of a jurisdiction whose Requirements of Law would make such Pledged Servicing Right, the related Servicing Agreement (if applicable) or the financing thereof contemplated hereby unlawful, invalid or unenforceable and is not subject to any legal limitation on transfer;

(f)      that is owned solely by Borrower free and clear of all Liens other than Liens in favor of Bank and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person (but subject in each case to the applicable Acknowledgment Agreement);

(g)      with respect to which the underlying Mortgage Loan is not more than [***] delinquent;

(h)      for which Borrower, Bank and the relevant Agency have entered into an Acknowledgment Agreement satisfactory in form and substance to Bank; and

(i)      for which there exists no dispute regarding the Pledged Servicing Right that results in the Pledged Servicing Right being invalid or otherwise not recoverable or payable and in respect of which Borrower has complied in all respects with the related Servicing Agreement.

“EO13224” shall have the meaning set forth in Section 2(a)(26) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be from time to time supplemented or amended.

“ERISA Affiliates” means any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which Borrower is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“Event of Default” has the meaning provided in Section 8 hereof.

“Existing Indebtedness” has the meaning set forth in Section 2(a)(17).

“Facility Payment Date” means the [***] of each calendar month.

“Fannie Mae” means Fannie Mae or any successor thereto.

“FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto.

“FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as mortgagee of record pursuant to FHA Regulations.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“Ginnie Mae” means the Government National Mortgage Association or any successor thereto.

“GLB Act” has the meaning provided in Section 11(l) hereof.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority and any supra-national bodies such as the European Union or the European Central Bank) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“HoldCo” shall mean Guild Mortgage Company, LLC.

“Indebtedness” shall mean, with respect to any Person, total liabilities, as reported on that Person’s balance sheet, and calculated in accordance with GAAP.

“Interest” means, with respect to any Loan Advance hereunder as of any date, the aggregate amount obtained by daily application of the Interest Rate to such Loan Advance on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Advance Date for such Loan Advance and ending on (but excluding) the Interest Payment Date (reduced by any amount of such Interest previously paid by Borrower to Bank with respect to such Loan Advance).

“Interest Payment Date” means, for so long as any Obligations shall remain owing by Borrower to Bank, the earlier of (a) the Facility Payment Date occurring in each calendar month and (b) the Termination Date.

“Interest Rate” means LIBOR plus the applicable Margin. The Interest Rate shall adjust daily in accordance with changes in LIBOR.

“LIBOR” means, with respect to each day a Loan Advance is outstanding, the rate per annum equal to the greater of (a) the rate appearing at Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters LIBOR01 Page on such service or such other service as may be designated by Bank for the purpose of displaying London interbank offered rates for U.S. Dollar deposits) as one month LIBOR on such date (and if such date is not a Business Day, LIBOR in effect on the Business Day immediately preceding such date), and (b) [***]. Notwithstanding the foregoing, if (i) LIBOR ceases to exist or be published by ICE Benchmark Administration Limited (or any successor or substitute), (ii) there is a material disruption to LIBOR, including but not limited to other lenders in the industry switching from LIBOR to another interest rate, (iii) there is a change in the methodology of calculating LIBOR or (iv) in the reasonable expectation of Bank, any of the events specified in clause (i), (ii) or (iii) will occur; then the rate for the applicable interest period will be determined by such alternate method designed to measure interest rates in a similar manner, as determined by Bank; provided, however, that in the case of the events specified in clause (i) hereof, Bank agrees to select an alternate method in a commercially reasonable manner and consistent with the method applied to other customers in a similar economic position to Borrower in Bank’s portfolio. In order to account for the relationship of the replacement index to the original LIBOR, such alternate method will incorporate any spread to any replacement index as is necessary to ensure that Borrower and Bank are in a similar economic position as the original LIBOR rate..

“Lien” means any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan” shall have the meaning set forth in the Recitals to this Agreement.

“Loan Advance” shall have the meaning set forth in the Recitals to this Agreement.

“Loan Documents” means this Agreement, each Acknowledgment Agreement, the Power of Attorney, the Subordination Agreements, if any, and each other document, instrument or agreement executed by Borrower in connection herewith, as any of the same may be amended, extended or replaced from time to time.

“Loan Period” means the combined Revolving Loan Period and Term Loan Period.

“Margin” shall mean [***] during the Revolving Loan Period and [***] during the Term Loan Period.

“Margin Call” has the meaning set forth in Section 3(h).

“Material Adverse Effect” means a material adverse effect on (a) the property, business, operations, financial condition or prospects of Borrower, (b) the ability of Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of Bank under any of the Loan Documents, or (e) the timely repayment of the Loans or payment of other amounts payable in connection herewith or therewith.

“Maximum Loan Amount” means [***] minus the amount by which the outstanding Purchase Price under the Mortgage Warehouse Agreement exceeds [***].

“MBS” means residential mortgage-backed securities.

“Mortgage Loan” means a residential real estate secured loan and the entire corresponding file therefor, including, without limitation: (a) the underlying promissory note, any reformation thereof, and a related mortgage or deed of trust and security agreement; (b) all guaranties and insurance policies, including, without limitation, all mortgage and title insurance policies and all fire and extended coverage insurance policies and rights of Borrower to return premiums or payments with respect thereto; and (c) all right, title and interest of Borrower in the Mortgaged Property.

“Mortgage Warehouse Agreement” means that certain Master Repurchase Agreement dated as of July 29, 2015, as amended from time to time, between Borrower, as Seller, and Bank, as Buyer, pursuant to which Bank from time to time purchases mortgage loans originated by Borrower in an outstanding Purchase Price up to [***], as said Mortgage Warehouse Agreement has been or may be amended or restated from time to time.

“Mortgaged Property” means the real property securing repayment of a Mortgage Loan (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) but excludes any leasehold estates.

“MSR Appraised Value” means, as of any date of determination, the fair market value of Borrower’s Servicing Rights at such time, calculated as a percentage (using the mid-point if expressed as a range) of the then unpaid principal balances of each category of Mortgage Loan then being serviced, as set forth in an ATNW Servicing Rights Appraisal. For the avoidance of doubt, in order to take into account changes in the unpaid principal balances of Mortgage Loans from the date of a particular appraisal to the date of any later determination of MSR Value for purposes of calculating Adjusted Tangible Net Worth at any time, the applicable value percentage shall be applied to the then (updated) unpaid principal balance of Mortgage Loans then included in Borrower’s capitalized Servicing Rights within each applicable category of Mortgage Loans of the date of such later determination of MSR Value.

“MSR Value” shall mean, as of any date of determination, the lesser of (a) Borrower’s capitalized Servicing Rights at such time, and (b) as applicable, and with respect to the same Servicing Rights (1) the MSR Appraised Value, at such time, with respect to those Mortgage Loans then included in Borrower’s capitalized Servicing Rights, or (2) if the applicable ATNW Servicing Rights Appraisal has not been timely delivered to Bank, such amount as Bank shall determine in its sole and absolute discretion, using such means of valuation as it deems appropriate under the circumstances. Notwithstanding the foregoing, in no event shall the MSR Value exceed the product of (x) the weighted average servicing fee of Borrower’s servicing portfolio times (y) the unpaid principal balance of Mortgage Loans serviced by Borrower and (z) [***].

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP, excluding the effect of fair market value adjustments MSR Value with respect to Servicing Rights retained by Borrower (but not the effect of gain or loss upon the sale of any such Servicing Rights).

“Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“Non-Excluded Taxes” shall have the meaning set forth in Section 3(k) hereof.

“Non-Utilization Fee” has the meaning provided in Section 3(p) hereof.

“Obligations” means any and all debts, obligations and liabilities of Borrower to Bank (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owned with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

“OFAC” shall have the meaning set forth in Section 2(a)(26) hereof.

“Other Taxes” shall have the meaning set forth in Section 3(k) hereof.

“Permitted Other Debt” means that Indebtedness identified on Exhibit II [Omitted pursuant to Item 601(a)(5) of Regulation S-K] attached hereto, as well as such other debt as may be approved by Bank as “Permitted Other Debt”.

“Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, limited liability partnership, trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means an employee benefit or other plan established or maintained by either Borrower or any ERISA Affiliate that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Deposit Accounts” shall have the meaning set forth in Section 4(e).

“Pledged Servicing Rights” means all of Borrower’s rights and interests under any Approved Servicing Agreements, including without limitation the rights to (a) service the Serviced Loans that are the subject matter of such Approved Servicing Agreement and (b) be compensated, directly or indirectly, for doing so; together with all Servicing Rights described in any subservicing agreement. As to Freddie Mac, “Pledged Servicing Rights” shall mean the indivisible, conditional, non-delegable right of Borrower to service Mortgage Loans owned or guaranteed by Freddie Mac pursuant to the Freddie Mac Single-Family Seller/Servicer Guide, as the same may be amended from time to time, (the “Freddie Mac Guide”) and the Purchase Documents (as defined in the Freddie Mac Guide).

“Power of Attorney” means a duly executed, stand-alone Power of Attorney of Borrower in form and substance acceptable to Bank

“Prohibited Person” shall have the meaning set forth in Section 2(a)(26) hereof.

“Purchase Price” shall have the meaning set forth in the Mortgage Warehouse Agreement.

“Purchased Mortgage Loans” shall have the meaning set forth in the Mortgage Warehouse Agreement.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” means a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Requirements of Law” means, as to any Person, all requirements and prohibitions contained in the Certificate of Incorporation, Bylaws, Certificate of Formation, Operating Agreement or other organizational or governing documents of such Person, and of any federal, state or local law, treaty, rule or regulation (including without limitation those contained in any Agency guide or agreement), or of any final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

“Restricted Cash” shall mean for any Person, any amount of cash or Cash Equivalents of such Person that is contractually required to be set aside, segregated or otherwise reserved or that is otherwise pledged to, or subject to the Lien of, any Person other than Bank.

“Revolving Loan Period” means the period beginning on the Effective Date and ending on the earlier of (1) July 14, 2021 or (2) the Termination Date.

“RHS” means the Rural Housing Service of the United States Department of Agriculture.

“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by Borrower under any Approved Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by Borrower for that purpose.

“Servicer” means a Person (which may, or shall, mean Borrower if the context permits, or requires, it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under a Servicing Agreement.

“Servicer Downgrade Event” means any debt, deposit, financial strength or any other financial, operational or performance rating for Borrower, a Servicer or any subservicer is downgraded one or more levels, resulting in a level below Average by Standard & Poor’s or RPS3- by Fitch, to the extent any such Persons are rated by such rating agencies.

“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not evidenced in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether or not any of such Mortgage Loans are owned by such Person.

“Servicing Receivables” means all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) advances made by Borrower (or its predecessor servicer) under the Approved Servicing Agreements.

“Servicing Rights” means all of Borrower’s rights and interests under any Servicing Agreement, including the rights to (a) service the Serviced Loans that are the subject matter of such Servicing Agreement and (b) be compensated and reimbursed, directly or indirectly, for doing so.

“Servicing Rights Appraisal” shall mean a written appraisal or evaluation by a servicing appraiser chosen by Bank in its sole and absolute discretion evaluating the fair market value of the Pledged Servicing Rights as of a date stated in the written report of such evaluation. Each such evaluation and report shall be made at Bank’s expense, be addressed to Bank and be in form and substance acceptable to Bank in its sole and absolute discretion. Notwithstanding the foregoing, in no event shall the Borrowing Base include any appraised value exceeding the product of (a) the weighted average servicing fee of Borrower’s servicing portfolio times (b) the unpaid principal balance of Mortgage Loans serviced by Borrower and (c) [***].

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subordinated Debt” means, Indebtedness of Borrower (a) that is unsecured, (b) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (c) the payment of the principal of and interest on such Indebtedness and other obligations of Borrower in respect of such Indebtedness is subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Loan and all other obligations and liabilities of Borrower to Bank hereunder on terms and conditions approved in writing by Bank and all other terms and conditions of which are satisfactory in form and substance to Bank in its sole and absolute discretion. Subordinated Debt, if any, outstanding as of the Effective Date is as set forth in the financial statements most recently delivered to Bank prior to the Effective Date.

“Subordination Agreement” shall mean an agreement among Bank, Borrower, and all applicable third parties which satisfies the requirements of clause (3) of the definition of “Subordinated Debt.”

“Subsidiary” means any Person, more than fifty percent (50%) of the stock or other ownership interest of which, having by the terms thereof, ordinary voting power to elect the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) shall, at the time as of which any determination is being made, be owned, either directly or through Subsidiaries.

“Taxes” shall have the meaning set forth in Section 3(k) hereof.

“Term Loan Period” means the period beginning on the last day of the Revolving Loan Period and ending on the earlier of (a) the two (2) calendar year anniversary thereof or (b) the Termination Date.

“Termination Date” means (a) the last day of the Loan Period, or (b) such earlier date on which this Agreement shall terminate or be terminated by Bank in accordance with the provisions hereof or by operation of law or the date on which the Loan shall be accelerated and declared due and payable in accordance with the provisions hereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or nonperfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

“Up-Front Fee” means a [***] facility fee [***] of the Maximum Loan Amount).

“VA” means the Veterans Administration and any successor agency.

2.       Representations and Warranties.

(a)        Corporate Representations and Warranties. Borrower represents and warrants to Bank as of the date hereof, as of the Advance Date for any Loan Advance and at all times prior to the Termination Date that:

(1)        Borrower Existence. Borrower has been duly organized and is validly existing as a corporation in good standing under the laws of the State of California.

(2)        Licenses. Borrower is duly licensed or is otherwise qualified in each jurisdiction in which qualification is required to transact business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Subject to the applicable Acknowledgement Agreements, Borrower has the requisite power and authority and legal right to service the Serviced Loans and to own, sell and grant a lien on all of its right, title and interest in and to the Collateral, and to execute and deliver, engage in the Loan Advances contemplated by, and perform and observe the terms and conditions of, the Loan Documents.

(3)        Power. Borrower has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)         Due Authorization. Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents, as applicable. This Agreement has been duly authorized, executed and delivered by Borrower, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Borrower in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)         Financial Statements. Borrower has heretofore furnished to Bank a copy of (a) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the fiscal year of Borrower ended December 31, 2015 and the related consolidated statements of income and retained earnings and of cash flows for Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of its certified public accountants and (b) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of Borrower ended December 31, 2016, and the related consolidated statements of income and retained earnings and of cash flows for Borrower and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of Borrower and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since December 31, 2016 there has been no material adverse change in the consolidated business, operations or financial condition of Borrower and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Borrower aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. Borrower has, on the date of the statements delivered pursuant to this Section 2(a)(5) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as heretofore disclosed to Bank in writing.

(6)         Solvency. Borrower is solvent and will not be rendered insolvent by any Loan Advance and, after giving effect to such Loan Advance, will not be left with an unreasonably small amount of capital with which to engage in its business. Borrower does not intend to incur, nor does it believe it has incurred, debts beyond its ability to pay such debts as they mature nor is it contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. Borrower is not pledging or transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

(7)         No Conflicts. The execution, delivery and performance by Borrower of the Loan Documents does not conflict with any term or provision of any Requirements of Law, which conflict would be reasonably likely to have a Material Adverse Effect and will not result in any violation of any mortgage, instrument, agreement or obligation to which Borrower is a party.

(8)        Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower to Bank in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Bank for use in connection with the transactions contemplated hereby or thereby.

(9)         Approvals. Except as otherwise contemplated hereby with respect to Agency approval and the execution and delivery of Agency Acknowledgment Agreements, no consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Borrower of the Loan Documents.

(10)         Litigation. Except as disclosed on Exhibit V [Omitted pursuant to Item 601(a)(5) of Regulation S-K], there is no action, proceeding or investigation pending with respect to which Borrower has received service of process or, to the best of Borrower’s knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Loan Document, (B) seeking to prevent the consummation of any of the transactions contemplated by any Loan Document, (C) makes a claim individually in an amount greater than [***] or in an aggregate amount greater than [***], (D) that requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (E) that might materially and adversely affect the validity of any of the Collateral or the performance by Borrower of its obligations under, or the validity or enforceability of, any Loan Document.

(11)         Material Adverse Change. There has been no Material Adverse Effect since the date set forth in the most recent financial statements supplied to Bank.

(12)         Taxes. Borrower and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate.

(13)         Investment Company. Neither Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(14)         Chief Executive Office: Jurisdiction of Organization. Borrower’s chief executive office is located at 5898 Copley Drive, San Diego, California 92111. Borrower’s jurisdiction of organization is California. Borrower has no trade name other than those disclosed in writing to Bank. During the preceding five years, Borrower has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy, receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(15)         Location of Books and Records. The location where Borrower keeps its books and records, including all computer tapes and records relating to the Serviced Loans, is its chief executive office.

(16)         ERISA. Each Plan to which Borrower or its Subsidiaries make direct contributions, and, to the knowledge of Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(17)         Debt for Borrowed Money. All credit facilities, repurchase facilities or substantially similar facilities or other debt for borrowed money of Borrower in excess of [***] (the “Debt for Borrowed Money Arrangements”) that are presently in effect and/or outstanding are listed on Exhibit II hereto (or listed in a Compliance Certificate provided under Section 6(a) hereunder if entered into after the Effective Date) and no defaults or events of default exist thereunder (the “Existing Indebtedness”).

(18)         Agency Approvals; Servicing Facilities. Borrower or its subservicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Serviced Loans in accordance with the requirements of the applicable Approved Servicing Agreement. With respect to Ginnie Mae Servicing Rights and to the extent necessary, Borrower is an FHA Approved Mortgagee and a VA Approved Lender. Borrower is also approved by Fannie Mae and Ginnie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. In each such case, Borrower is in good standing, with no event having occurred or Borrower having any reason whatsoever to believe or suspect will occur, including a change in insurance coverage that would either make Borrower unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA. Should Borrower for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency or to HUD, FHA or VA be required, or should any Agency or HUD, FHA or VA threaten in writing to revoke or limit any such applicable approvals, Borrower shall so notify Bank immediately in writing.

(19)        Plan Assets. Borrower is not an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(l) of the Code, and the Collateral is not comprised in any respect of “plan assets” within the meaning of 29 CFR §2510.3-101 in Borrower’s hands.

(20)        Reserved.

(21)        Servicing Agreements. Borrower has provided Bank with copies of each Approved Servicing Agreement (including, without limitation, all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and Borrower hereby certifies that the copies delivered to Bank by Borrower are true, correct and complete. None of such documents has been amended, supplemented or otherwise modified (including waivers) since the respective dates thereof, except by amendments, copies of which have been delivered to Bank. Each Approved Servicing Agreement has been duly executed and delivered by Borrower and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

(22)        Eligible Pledged Servicing Rights. Each Pledged Servicing Right included in the Borrowing Base is an Eligible Pledged Servicing Right.

(23)        No Default. No Default or Event of Default has occurred and is continuing.

(24)        Margin Regulations. The use of all funds acquired by Borrower under this Agreement will not conflict with or contravene any of Regulations T, U or X.

(25)        Anti-Money Laundering Laws. Borrower has complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”); Borrower has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable mortgagor and the origin of the assets used by the said mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable mortgagor for purposes of the Anti-Money Laundering Laws.

(26)        No Prohibited Persons. Borrower, and, as applicable, none of its Affiliates, officers, directors, partners or members, is an entity or person (or to Borrower’s knowledge, owned or controlled by an entity or person): (1) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (2) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (3) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (4) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (1) through (4) above are herein referred to as a “Prohibited Person”).

(b)        Remedies for Breach. The representations and warranties set forth in this Agreement shall survive the closing of the Loan, and shall continue for so long as Loan Advances remain unpaid. Upon discovery by Borrower or Bank of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the other.

3.       Loan Advances.

(a)        Subject to and upon the terms and conditions of this Agreement, during the Revolving Loan Period, Bank agrees to make one or more Loan Advances to Borrower for Approved Purposes in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Loan Amount. Within the limit of the Maximum Loan Amount in effect from time to time, during the Revolving Loan Period, Borrower may borrow, repay, and reborrow at any time and from time to time from the Effective Date to the earlier of (1) the expiration of the Revolving Loan Period, or (2) the Termination Date. If, by virtue of payments made on the Loan during the Revolving Loan Period, the principal amount owed on the Loan prior to the Termination Date reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Loan Advances made thereafter and the Obligations, and Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Bank. The Loan may not exceed the Maximum Loan Amount at any time. Borrower acknowledges and agrees that the Maximum Loan Amount is calculated in conjunction with the Maximum Purchase Amount under the Mortgage Warehouse Agreement such that in no event shall the aggregate of the outstanding principal balance of the Loan hereunder and the outstanding Purchase Price of the Purchased Mortgage Loans exceed [***] at any time. Upon the expiration of the Revolving Loan Period, and provided that no Default or Event of Default has occurred and is continuing, the Loan shall, without any further action by Bank or Borrower, convert to a term loan (the “Term Loan”) in accordance with the terms hereof.

Borrower shall initiate each Loan Advance by submitting to Bank a written Advance Request at least [***] prior to the proposed Advance Date. Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically, and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.

Subject to the terms and conditions of this Agreement, each Loan Advance shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Bank. If Bank agrees to make the subject Loan Advance, then no later than the Advance Date Bank shall reflect on its computer system the Loan Advance (the “Confirmation”).

In the event Borrower disagrees with any terms of the Confirmation, Borrower shall immediately notify Bank of such disagreement. An objection by Borrower must state specifically that it is an objection, must specify the provision(s) being objected to by Borrower, must set forth such provision(s) in the manner that Borrower believes they should be stated, and must be received by Bank no more than one (1) Business Day after the Confirmation was received by Borrower.

(b)        Any Confirmation by Bank shall be deemed received by Borrower on the date the Confirmation is posted on Bank’s computer system.

(c)        Except as set forth in Section 3(a), each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Bank and Borrower with respect to the Loan Advance to which the Confirmation relates, and Borrower’s acceptance of the related proceeds shall constitute Borrower’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement.

(d)        In no event shall Bank fund any Loan Advance when any Default or Event of Default has occurred and is continuing.

(e)        The Loan shall be evidenced by, be repayable, and accrue interest in accordance with, this Agreement. The unpaid principal balance of the Loan shall be repaid as provided herein. Borrower agrees that Bank is authorized to record (1) the date and amount of each Loan Advance made by Bank pursuant hereto and (2) the date and amount of each payment of principal of each Loan Advance, in the books and records of Bank in such manner as is reasonable and customary for Bank, and that a certificate of an officer of Bank, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error; provided that the failure to make any such recording shall not in any way affect the Obligations of Borrower or the rights of Bank hereunder. Subject to the terms and conditions in this Agreement and the other Loan Documents, Borrower may borrow, repay, and reborrow hereunder during the Revolving Loan Period. Bank may in its sole discretion request that the Loan be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to Bank a promissory note payable to the order of Bank (or, if requested by Bank, to Bank and its registered assigns) in a form reasonably acceptable to Borrower and Bank. Thereafter, the Loan and interest thereon shall at all times (including after assignment pursuant to Section 11(a)) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(f)        During the Revolving Loan Period, accrued and unpaid interest at the Interest Rate or, to the extent applicable, the Default Rate, shall be payable monthly in arrears on the Facility Payment Date commencing on August 1, 2017; and

(g)        Borrower shall make monthly payments of principal and interest during the Term Loan Period, commencing on Facility Payment Date succeeding the month in which the Conversion Date occurs and continuing on the Facility Payment Date of each month thereafter until the last day of the Term Loan Period. Each payment shall equal [***] of the principal balance on the Conversion Date plus all accrued and unpaid interest on the outstanding principal balance calculated by Bank in accordance with the terms hereof. On the last Business Day of the Term Loan Period, all remaining principal and accrued and unpaid interest shall be paid in full. During the Term Loan Period, Borrower may make prepayments at any time; provided, however, that notwithstanding any such prepayment, there will be no change in the due date or amount of scheduled payments due hereunder unless Bank, in its sole and absolute discretion, agrees in writing to such change

(h)        If at any time the aggregate outstanding principal balance of the Loan exceeds the Borrowing Base in effect at such time, as determined by Bank (such excess, a “Borrowing Base Deficiency”), then Bank may by notice to Borrower require Borrower to transfer to Bank cash in an amount at least equal to the Borrowing Base Deficiency (such requirement, a “Margin Call”). Notice delivered pursuant to this Section 3(h) may be given by any written or electronic means. Any notice given before 5:00 p.m. (Eastern time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Eastern time) on the next Business Day following such notice. The failure of Bank, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Bank to do so at a later date. Borrower and Bank each agree that a failure or delay by Bank to exercise its rights hereunder shall not limit or waive Bank’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Borrower. Bank may in its sole discretion accept the pledge of additional Collateral rather than cash to satisfy any Margin Calls.

(i)        If a payment hereunder is not made by Borrower in a timely manner, Bank is authorized by Borrower to debit the amount of any such payments from the general deposit account of Borrower with Bank.

(j)        Borrower represents that the proceeds of the Loan Advances will be used only for Approved Purposes.

(k)        If any change subsequent to the date hereof in any applicable law, order, regulation, treaty or directive issued by any central bank or other Governmental Authority, or in the governmental or judicial interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) by any central bank or other Governmental Authority:

(1)        subjects Bank to any tax of any kind whatsoever with respect to this Agreement or any Loans made hereunder, or change the basis of taxation of payments to Bank of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of Bank);

(2)        imposes, modifies or holds applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Bank which are not otherwise included in the determination of the corporate base rate; or

(3)        imposes on Bank any other condition;

and such change increases the cost to Bank of purchasing or maintaining the Loan, or reduces any amount receivable in respect thereof, or reduces the rate of return on the capital of Bank or any Person controlling Bank, then, in any such case, Borrower shall promptly pay to Bank, upon its written demand, any additional amounts necessary to compensate Bank for such cost increase or reduction in the amounts receivable or rate of return, as determined by Bank, with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. If Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower in writing of the event by reason of which it has become so entitled. Bank shall provide with such notice a certificate as to any additional amounts payable pursuant to the foregoing sentence, containing the calculation thereof in reasonable detail, and such calculation shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement.

Any and all payments by Borrower under or in respect of this Agreement or any other Loan Documents to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Bank, (1) Borrower shall make all such deductions and withholdings in respect of Taxes, (2) Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (3) the sum payable by Borrower hereunder shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 3(k)) Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement, the term “Non-Excluded Taxes” are Taxes other than, in the case of Bank, Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which Bank is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of Bank having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-Excluded Taxes).

In addition, Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(l)        Borrower agrees to pay Bank the Up-Front Fee, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim. Bank may, in its sole discretion, net the Up-Front Fee from the proceeds of any Loan Advance made to Borrower.

(m)        Bank may, from time to time and without notice to Borrower sell or offer to sell the Loan, or interests therein, to one or more assignees or participants. Borrower further agrees that Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) Bank now has or may hereafter obtain pertaining to Borrower, the Serviced Loans, the Loans and the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan, to (1) any assignee or participant or any prospective assignee or prospective participant, (2) any regulatory body having jurisdiction over Bank or the Loan, (3) any subservicer of the Serviced Loans, including without limitation, any other mortgage originator under a standby servicing agreement wherein such originator will take over and service the Serviced Loans if an Agency terminates Borrower’s right to service the Serviced Loans or if Borrower otherwise defaults hereunder, and (d)any other persons or entities as may be necessary or appropriate in Bank’s reasonable judgment). Bank, as a courtesy to Borrower but without obligation or liability for failure to do so, will endeavor to notify Borrower of any such assignees, participants, subservicers or mortgage originators, or prospective assignees, participants, subservicers or mortgage originators, to which Bank disseminates any of the information described above.

(n)        Except as otherwise provided in the Loan Documents or otherwise agreed by Bank, all payments and prepayments of the Obligations, including proceeds from the exercise of any rights under the Loan Documents or proceeds of any of the Collateral, shall be applied to the Obligations in the following order, any instructions from Borrower to the contrary notwithstanding: (1) to the expenses for which Bank shall not have been reimbursed under the Loan Documents, and then to all indemnified amounts due under the Loan Documents; (2) to fees then owed Bank hereunder or under any other Loan Document; (3) to accrued interest on the portion of the Loan Advance being paid or prepaid; (4) to the principal portion of the Loan Advance being paid or prepaid; (5) to the remaining accrued interest on the Loan; (6) to the remaining principal portion of the Loan; and (7) to any remaining Obligations. All amounts remaining after the foregoing application of funds shall be paid to Borrower.

(o)        Notwithstanding anything else to the contrary contained or implied herein or in any other Loan Document, Bank shall have full, unlimited recourse against Borrower and its assets in order to satisfy the Obligations.

(p)        For each calendar quarter that commences on or after June 30, 2018, in the event that the Combined Facility Quarterly Average is less than [***] of the Combined Facility Amount, Borrower shall pay to Bank in immediately available funds a non-refundable non-utilization fee (the “Non-Utilization Fee”) due, owing, and payable in arrears no later than 10 Business Days following the end of each such calendar month. The Non-Utilization fee shall equal, for each calendar month, the product of (1) [***] per annum and (2) the excess of (A) the Combined Facility Amount over (B) the Combined Facility Quarterly Average during such calendar month, based on a 360-day year. Non-Utilization Fees hereunder shall be prorated for any partial month at the end of the Revolving Loan Period. Non-Utilization Fees shall be calculated hereunder or under the Mortgage Warehouse Agreement, but not both concurrently.

4.       Security Interest.

(a)        Borrower hereby pledges, assigns and grants to Bank a continuing first priority security interest in all of Borrower’s right, title and interest in and to all of the Collateral to secure the prompt and complete payment and performance when due of all of the Obligations, subject and subordinate to (1) all rights, powers and prerogatives of Freddie Mac under the Purchase Documents (as such term is defined in the Freddie Mac Single-Family Seller/Servicer Guide, as the same may be amended from time to time), at law and/or in equity, including, without limitation, the right of Freddie Mac to terminate (in whole or in part) Borrower as an approved Freddie Mac Seller/Servicer (whether pursuant to a Termination With Cause or a Termination Without Cause (as each such term is defined in the Second Amended and Restated Acknowledgment Agreement, dated as of July 15, 2020, among Borrower, Bank and Freddie Mac (the “Freddie Mac Acknowledgement Agreement”)), (2) the right to terminate (in whole or in part) the Servicing Contract (as such term is defined in the Freddie Mac Acknowledgment Agreement (whether a Termination With Cause or a Termination Without Cause) and to cause a sale and transfer of all or any portion of the Servicing Contract, as provided in the Purchase Documents, and (3) payment of all of Freddie Mac’s Claims and Freddie Mac’s Servicing Transfer Costs (as each such term is defined in the Freddie Mac Acknowledgment Agreement).

(b)        Notwithstanding anything to the contrary contained herein, (1) Borrower and each other obligated party shall remain liable under the Servicing Agreements, contracts and other agreements to which such Person is a party and which are included in the Collateral and shall perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, and (2) Bank shall not have any obligation or liability under any of the Servicing Agreements, contracts and other agreements included in the Collateral by reason of this Agreement, nor shall Bank be obligated to perform any of the obligations or duties of Borrower or any other obligated party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c)        At any time and from time to time, upon the written request of Bank, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Bank may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC. Borrower hereby irrevocably authorizes Bank at any time and from time to time to prepare and file one or more financing statements (and any continuation statements and amendments thereto) describing the Collateral whether or not Borrower’s signature appears thereon.

(d)        To the extent pledged hereunder, Servicing Rights under Servicing Agreements with Fannie Mae, Freddie Mac or Ginnie Mae will have a market value of zero for purposes of determining the Borrowing Base until the date on which an Acknowledgment Agreement covering such Servicing Rights has been executed and delivered by Borrower, Bank and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

(e)    At any time following the occurrence and during the continuation of an Event of Default or in connection with the implementation of any servicing advance receivable sublimit that Bank may approve, Borrower shall establish and maintain with Bank: (1) a demand deposit account with Bank styled “Guild Mortgage Company in trust for TIAA, FSB — Freddie Mac Servicing Rights Account”, which account shall be established for the purpose of holding cash proceeds of Freddie Mac Servicing Rights for the benefit of Bank; (2) if any third parties other than Agencies become Approved Investors, a demand deposit account with Bank styled “Guild Mortgage Company in trust for TIAA, FSB—Non Agency Account,” which account shall be established by Bank for the purpose of holding cash proceeds of Servicing Rights and Servicing Receivables other than Agency Servicing Rights for the benefit of Bank; (3) if Ginnie Mae becomes an Approved Investor, a demand deposit account with Bank styled “Guild Mortgage Company in trust for TIAA, FSB — Ginnie Mae Servicing Rights Account”, which account shall be established by Bank for the purpose of holding cash proceeds of Ginnie Mae Servicing Rights for the benefit of Bank; and (4) if Fannie Mae becomes an Approved Investor, a demand deposit account with Bank styled “Guild Mortgage Company in trust for TIAA, FSB — Fannie Mae Servicing Rights Account”, which account shall be established by Bank for the purpose of holding cash proceeds of Fannie Mae Servicing Rights for the benefit of Bank (each such account, a “Pledged Deposit Account”. Each Pledged Deposit Account shall be in the form of a time deposit or demand account. Following the establishment of any Pledged Deposit Account, except as prohibited by the Freddie Mac Acknowledgment Agreement, and expressly excluding all funds held or obtained by Borrower in a custodial capacity, including payments of principal, interests, taxes or insurance or other sums held in a custodial capacity, Pledged Servicing Rights funds received and retained by Borrower pursuant to the applicable Servicing Agreement shall promptly, and in any event within two (2) Business Days after receipt, be deposited in the appropriate Pledged Deposit Account. Funds deposited in the Pledged Deposit Accounts (including any interest paid on such funds) may be distributed only with the consent of Bank. Prior to Borrower making any withdrawal from the custodial account or any other clearing account maintained under the related Servicing Agreement, Borrower, as applicable shall instruct any subservicer(s) and the related depository institution(s) to remit all collections, payments and proceeds in respect of any Pledged Servicing Rights into the appropriate Pledged Deposit Account. Borrower shall not withdraw or direct the withdrawal or remittance of any amounts on account of any Pledged Servicing Rights income related to any Servicing Agreement from any custodial account into which such amounts have been deposited other than to remit to the appropriate Pledged Deposit Account.

(f)    To the extent that the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Fannie Mae shall at any time be included within the security interest created hereby, notwithstanding anything to the contrary herein or any of the other Loan Documents, the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Fannie Mae shall only secure Borrower’s debt to Bank incurred for the purposes of (1) purchasing additional Mortgage Loan servicing rights and retaining current Mortgage Loan servicing rights, (2) purchasing a mortgage banking company (including a management buyout of an existing mortgage banking company) or (3) securing a warehouse line of credit; provided that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Fannie Mae supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; provided, further, that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

The Security Interest described in this financing statement is subject and subordinate to all rights, powers, and prerogatives of Fannie Mae under and in connection with (1) the terms and conditions of that certain Acknowledgment Agreement, with respect to the Security Interest, by and between Fannie Mae, Guild Mortgage Company (the “Debtor”) and TIAA, FSB (the “Secured Party”) and (2) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and any supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements (including applicable MBS pool purchase contracts and variances), recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, modified, restated or supplemented heretofore and hereafter from time to time (collectively, the “Fannie Mae Lender Contract”), which rights, powers, and prerogatives include, without limitation, the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights as therein provided.

(g)    Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Freddie Mac shall only secure Borrower’s indebtedness and obligations to Bank incurred (i) to fund Borrower’s purchase of additional servicing portfolios; (ii) to effect Borrower’s purchase of a mortgage banking company; (iii) to fund Borrower’s working capital consistent with its residential mortgage business operations; or (iv) any other purpose which Freddie Mac, in its sole and absolute discretion, considers to be consistent with the purposes of the Freddie Mac Acknowledgment Agreement; provided that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Freddie Mac supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; and provided, further, that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

The security interest referred to in this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of one or more of the following: the Federal Home Loan Mortgage Corporation

(“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or such other investors that own mortgage loans, or which guaranty payments on securities based on and backed by pools of mortgage loans, identified on the exhibit(s) or schedule(s) attached to this financing statement (the “Investors”); and (b) to all claims of an Investor arising out of any and all breaches, defaults and outstanding obligations of the debtor to the Investor. Such rights, powers and prerogatives of the Investors may include, without limitation, one or more of the following: the right of an Investor to disqualify (in whole or in part) the debtor from participating in a mortgage selling or servicing program or a securities guaranty program with the Investor; the right to terminate (in whole or in part) contract rights of the debtor relating to such a mortgage selling or servicing program or securities guaranty program; and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.

(h)        To the extent that the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Ginnie Mae shall at any time be included within the security interest created hereby, Bank acknowledges and agrees that (1) Borrower is entitled to servicing income with respect to a given mortgage pool only so long as Borrower is an issuer in good standing pursuant to Ginnie Mae rules, regulations, guides and similar announcements; (2) upon Borrower’s loss of such good-standing issuer status, Bank’s rights to any servicing income related to a given mortgage pool also terminate; and (3) the pledge of Borrower’s rights to servicing income conveys no rights (such as a right to become a substitute servicer or issuer) that are not otherwise specifically provided for in the rules, regulations, guides or similar announcements by Ginnie Mae, provided that this sentence shall automatically be deemed amended or modified if and to the extent Ginnie Mae amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, if any, or published announcements and provided, further, that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

The property subject to the security interest reflected in this instrument includes all of the right, title and interest of Guild Mortgage Company (“Debtor”) in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (1) 12 U.S.C. § 1721(g) and any implementing regulations; (2) the terms and conditions of that certain Acknowledgment Agreement, with respect to the Security Interest, by and between Ginnie Mae, Debtor and TIAA, FSB; (3) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and the Debtor; and (4) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides; and

Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Debtor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of the Debtor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well.

(i)        The value of all Servicing Rights and/or Pledged Servicing Rights, as applicable, to Bank shall be periodically determined as required by Bank, and the Borrowing Base shall be adjusted to reflect each such determination and updating of the value of such Collateral; provided that, notwithstanding any other provision hereof to the contrary, Bank shall have the right, exercisable from time to time (daily or less often) in its sole discretion on any day after the occurrence and during the continuance of any Default or Event of Default to mark the Servicing Rights to market, whereupon, for purposes of determining the value of the Collateral for that day (and for each day thereafter until it shall thereafter be evaluated or re-evaluated by such an approved appraiser or broker or again marked to market by Bank) such Servicing Rights shall be equal to the market value on that day as determined by Bank in its sole and absolute discretion without regard to the then-current Servicing Rights Appraisal (which market value Borrower acknowledges may be nominal). Borrower acknowledges that a determination by Bank of market value pursuant to this Agreement is for the limited purpose of determining value of the Collateral for lending purposes under this Agreement without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

5.        Conditions to Loan Advances.

(a)        First Loan Advance. As conditions precedent to Bank’s obligation to fund the initial Loan Advance hereunder:

(1)         Borrower shall have delivered to Bank, in form and substance satisfactory to Bank and its counsel, each of the following:

(A)             duly executed copies of this Agreement, each Subordination Agreement, if applicable, and the Power of Attorney;

(B)        copies of all financing statements and other documents, instruments and agreements, properly executed and recorded, that Bank deems necessary or appropriate;

(C)        such credit applications, financial statements, authorizations and other information concerning Borrower and its business, operations and conditions (financial and otherwise) as Bank may reasonably request;

(D)        certified copies of resolutions of the directors of Borrower approving the execution and delivery of the Loan Documents to which Borrower is a party, the performance of the Obligations thereunder and the consummation of the transactions contemplated thereby;

(E)        a certificate from an officer of Borrower certifying the names and true signatures of the officers of Borrower authorized to execute and deliver the Loan Documents to which Borrower is a party;

(F)        a copy of Borrower’s Articles or Certificate of Incorporation and Bylaws;

(G)        a fully-executed Servicer Notice in the form attached hereto as Exhibit III [Omitted pursuant to Item 601(a)(5) of Regulation S-K] or such other form as may be acceptable to Bank in its sole and absolute discretion;

(H)        a legal opinion in form and substance acceptable to Bank; and

(I)        a duly executed Third Amendment to Master Repurchase Agreement and Pricing Letter, in form and substance acceptable to Bank, in connection with the Mortgage Warehouse Agreement and all other documents and agreements required thereunder.

(2)        Borrower shall have paid Bank the Up-Front Fee and all other fees and expenses payable by Borrower hereunder.

(3)        All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding Obligations, enforceable in accordance with their respective terms, shall have been done and performed, and shall have happened in due and strict compliance with all applicable laws.

(4)        All documentation, including without limitation, documentation for corporate and legal proceedings in connection with the Loan Advances contemplated by the Loan Documents, shall be satisfactory in form and substance to Bank and its counsel.

(5)         The total outstanding principal balance of the Loan after such Loan Advance shall not exceed the Maximum Loan Amount.

(6)        Borrower shall have paid to Bank the facility fee contemplated by Section 3(l) hereof.

(b)        Ongoing Loan Advances. As conditions precedent to Bank’s obligation to fund any Loan Advance hereunder, including the first Loan Advance, at and as of the date of advance thereof:

(1)        There shall have been submitted to Bank the Advance Request for such Loan Advance.

(2)        The representations and warranties of Borrower contained in the Loan Documents shall be accurate and complete in all respects as if made on and as of the date of such advance, conversion or continuance.

(3)        There shall not have occurred and be continuing a Default or an Event of Default.

(4)        There shall not have occurred any material adverse change in the financial condition, assets, nature of assets, operations or prospects of Borrower from that represented in this Agreement, the other Loan Documents, or the documents or information furnished to Bank in connection herewith or therewith.

(5)        The total outstanding principal balance of the Loan after such Loan Advance shall not exceed the Maximum Loan Amount.

(6)         By submitting an Advance Request to Bank hereunder, Borrower shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in Sections 5(b)(2) through 5(b)(5) above.

6.        Affirmative Covenants. Borrower hereby covenants and agrees with Bank that, as long as any Obligations remain unpaid or this Agreement remains in force and effect, Borrower shall:

(a)        Financial Statements. Furnish or cause to be furnished to Bank:

(1)        Year-End Financial Statements: Borrower shall deliver to Bank within ninety (90) days after the end of its fiscal year, audited financial statements, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year; all examined by an independent Certified Public Accountant acceptable to Bank, showing its respective financial condition at the close of each year and the results of its operation s during the year. Any qualification or exception to the opinion by the accountant shall render the acceptability of the financial statements subject to Bank approval.

(2)        Monthly Financial Statements of Borrower: Borrower shall deliver to Bank within thirty (30) days after the end of each fiscal month, financial statements for such month, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP applied on a basis consistent with that of the preceding year showing the financial condition of Borrower at the close of each month and the results of operations of Borrower during such month.

(3)        Officer’s Certificate; ATNW Servicing Rights Appraisal. Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsections (1) and (2) above, (A) an officer’s certificate in the form of Exhibit IV [Omitted pursuant to Item 601(a)(5) of Regulation S-K] hereto certified by an executive officer of Borrower and demonstrating compliance with the covenants contained herein, including without limitation the financial covenants set forth in this Section 6 and (B) when the end of the subject reporting period coincides with the end of a fiscal quarter, an ATNW Servicing Rights Appraisal. All ATNW Servicing Rights Appraisals shall be delivered to Bank no later than thirty (30) days after the applicable “as of” date therefor. Bank reserves the right to require at any time that Borrower obtain and deliver a current ATNW Servicing Rights Appraisal during the pendency of a Default or an Event of Default.

(4)        Borrowing Base Certificate. Borrower shall furnish Bank an updated Borrowing Base Certificate no later than (45) calendar days after the end of each calendar month.

(b)        Certificates: Reports: Other Information. Furnish or cause to be furnished to Bank:

(1)        Promptly, such additional financial and other information, including, without limitation, financial statements of Borrower and information regarding the Collateral as Bank may from time to time reasonably request;

(2)        copies of all material correspondence between any of the foregoing departments and agencies and Borrower related to any such audits, reports, studies and similar documents, in each case to the extent Borrower is permitted to disclose pursuant to applicable law; and

(3)        Promptly, and in any event within five (5) Business Days after being received or sent by Borrower, true and complete copies of any correspondence with or any material audits, reports, studies and similar documentation prepared by, or on behalf of, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA or the Department of Housing and Urban Development or similar agency, in each case relating to Borrower’s material violation of or non-compliance with any applicable law or the terms of any Acknowledgment Agreement, the rules, regulations or guidelines of any Agency, or any agreement between Borrower and any Agency, in each case to the extent Borrower is permitted to disclose pursuant to applicable law; and

(4)        Promptly, copies, if any, of any and all forms, reports, supplements or other documents of any kind filed by Borrower with the Securities and Exchange Commission.

(c)        Payment of Indebtedness. Pay or otherwise satisfy at or before maturity or before it becomes delinquent or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith by appropriate proceedings and for which provision is made to the satisfaction of Bank for the payment thereof in the event Borrower is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by Borrower.

(d)        Maintenance of Existence and Properties. Maintain its company existence and obtain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, including but not limited to all approvals with respect to, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA and VA, and comply with all Contractual Obligations and Requirements of Law (including, without limitation, any Requirements of Law under or in connection with ERISA), except where the failure to so comply is not likely to have a Material Adverse Effect.

(e)        Inspection of Property: Books and Records: Audits.

(1)        Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(2)        Permit: (i) representatives of Bank to (A) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon not less than two (2) Business Days prior notice (provided that upon the occurrence and during the continuation of a Default or an Event of Default no such notice shall be necessary) and as often as may reasonably be desired by Bank, and (B) discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower, and with its independent certified public accountants, and (2) representatives of Bank to conduct periodic operational audits of Borrower’s business and operations.

(f)        Notices. Promptly give written notice to Bank of:

(1)        The occurrence of any Default or Event of Default known to responsible management personnel of Borrower and the proposed method of cure thereof.

(2)        Any litigation or proceeding affecting Borrower or the Collateral which could have a Material Adverse Effect.

(3)        Borrower’s incurrence of any Indebtedness exceeding [***], individually or in the aggregate.

(4)        Any material adverse change known to responsible management personnel of Borrower in the business, operations, property or financial or other condition of Borrower.

(5)        Borrower will within one (1) Business Day notify Bank of (i) the transfer, expiration without renewal, termination or other loss of all or any part of any Servicing Agreement, any Debt for Borrowed Money Arrangement, or the right of Borrower to service Serviced Loans thereunder (or the termination or replacement of Borrower thereunder), the reason for such transfer, loss, termination or replacement, if known to the Borrower, and the effects that such transfer, loss, termination or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to Borrower under or in respect of that Servicing Agreement and (2) any event, occurrence or circumstance that results in a Pledged Servicing Right not meeting any requirement to maintain its status as an Eligible Pledged Servicing Right.

(g)        Expenses. Pay all reasonable out-of-pocket costs and expenses (including fees and disbursements of legal counsel) of Bank: (1) incident to the preparation, negotiation and administration of the Loan Documents, including with respect to or in connection with any waiver or amendment thereof or thereto, (2) associated with any periodic audits conducted pursuant to Section 6(e)(2) incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidations reorganization moratorium or other similar proceedings involving Borrower or a “workout” of the Obligations. The Obligations of Borrower under this Section 6(g) shall be effective and enforceable whether or not any Loan Advance is funded by Bank hereunder and shall survive payment of all other Obligations.

(h)        Loan Documents. Comply with and observe all terms and conditions of the Loan Documents.

(i)        Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are acceptable to Bank, including, without limitation, errors and omissions coverage (written on an “occurrence” basis and providing coverage of at least [***] per occurrence) and fidelity coverage in amount, form and substance acceptable under Fannie Mae, Freddie Mac or Ginnie Mae guidelines, and furnish Bank on request full information as to all such insurance, and to provide within five (5) days after receipt, certificates or other documents evidencing the renewal of each such policy. Such insurance shall be underwritten by a company rated B/IV or better in Best’s, and must protect Borrower against losses resulting from dishonest or fraudulent acts committed by Borrower’s employees and agents, and against losses resulting from the negligence, errors or omissions of Borrower’s employees and agents in the performance of Borrower’s normal loan origination duties. The Bank shall be a named an additional named insured or a lender loss payee, as appropriate, under each such insurance policy.

(j)        Principal Place of Business. Borrower shall provide Bank with thirty (30) days advance notice of any change in Borrower’s name, jurisdiction of organization, principal office or place of business.

(k)        Servicing. Borrower shall maintain or, if Borrower is not the Servicer, cause the Servicer to maintain, adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices and the Servicing Agreements. If Borrower is not the Servicer, Borrower will provide Bank with copies of all subservicing agreements and all reports, performance reviews and other correspondence provided by Servicer or Borrower or required of either party thereunder.

(l)        Acknowledgment Agreements. Borrower will deliver to Bank on or prior to the Effective Date an Acknowledgment Agreement with Freddie Mac.

(m)        Maintenance of Adjusted Tangible Net Worth. Borrower shall ensure HoldCo maintains an Adjusted Tangible Net Worth of not less than [***]

(n)        Maintenance of Ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth. Borrower shall ensure HoldCo maintains the ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth of no greater than [***],

(o)        Maintenance of Liquidity. Borrower shall ensure that HoldCo has cash and Cash Equivalents (excluding Restricted Cash or cash pledged to Persons other than Lender), in an amount not less than [***], which shall be comprised of a minimum of [***] in cash. In determining Cash Equivalents and Borrower’s compliance with the foregoing liquidity maintenance requirement, up to [***] may be comprised of voluntary buy-downs by Borrower of its existing warehouse facilities, as approved by Bank for purposes of such determination. Borrower shall include, together with its monthly submission of the Compliance Certificate attached hereto as Exhibit A [Omitted pursuant to Item 601(a)(5) of Regulation S-K], evidence satisfactory to Bank to demonstrate such buy-downs amount.

(p)        Maintenance of Profitability. Borrower shall not permit (i) for any [***] (on an individual [***], and not aggregate, basis), HoldCo’s Net Income, excluding non-cash write-ups or write-downs to the valuation of mortgage servicing rights, for such [***] to be less than [***] or (2) for any [***], HoldCo’s Net Income, excluding non-cash write-ups or write-downs to the valuation of mortgage servicing rights, to be a loss of more than [***],

(q)        Right of First Offer. In the event Borrower proposes to obtain financing secured by the Servicing Receivables relating to any Approved Servicing Agreement for which the Servicing Receivables do not already serve as Collateral hereunder (which the parties agree is presently comprised of only the Approved Servicing Agreement with Freddie Mac), Borrower shall verify with Freddie Mac that Freddie Mac is willing to allow Borrower to obtain such financing and any terms that Freddie Mac will impose thereon. Borrower will then provide written notice to Bank of its proposal to obtain such financing, Freddie Mac’s approval thereof, any terms imposed by Freddie Mac and the amount of the proposed financing. Bank will use commercially reasonable efforts to provide Borrower with a proposal, or to inform Borrower that it does not intend to provide such a proposal, within [***] after it receives such notice from Borrower. Such proposal may be subject to credit committee approval and further due diligence by Bank. Bank and Borrower shall thereafter negotiate in good faith to prepare and execute a term sheet mutually acceptable to Bank and Borrower within [***] after Bank provides Borrower with Bank’s proposal. In the event Bank and Borrower are unable to reach agreement with respect to a term sheet during such [***], Borrower shall thereafter be free to seek such financing from another lender; provided, however, that Borrower agrees that it shall not enter into any agreement with another lender with respect to such Servicing Receivables unless such other lender and Bank have entered into an intercreditor agreement acceptable to Bank in its reasonable discretion.

7.        Negative Covenants. Borrower hereby agrees that, as long as any Obligations remain unpaid or Bank has any obligation to fund Loan Advances hereunder, Borrower shall not at any time, directly or indirectly:

(a)        Liens. Create, incur, assume or suffer to exist, any Lien upon the Collateral except as contemplated by this Agreement; or create, incur, assume or suffer to exist any Lien upon any of its other property and assets (including servicing rights) except:

(1)        Liens for current taxes, assessments or other governmental charges which are not delinquent or which remain payable without penalty, or the validity of which are contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof, provided Borrower shall have set aside on its books and shall maintain adequate reserves for the payment of same in conformity with GAAP.

(2)        Liens, deposits or pledges made to secure statutory obligations, surety or appeal bonds, or bonds for the release of attachments or for stay of execution, or to secure the performance of bids, tenders, contracts (other than for the payment of borrowed money), leases or for purposes of like general nature in the ordinary course of Borrower’s business.

(3)        Liens securing Permitted Other Debt.

(4)        Interests of the related Agency.

(b)        Indebtedness. Create, incur, assume or suffer to exist, or otherwise become or be liable in respect to any Indebtedness, except:

(1)        The Obligations.

(2)        Indebtedness reflected in the financial statements referred to in Section 6(a) above.

(3)        Indebtedness to fund the origination of mortgage loans in the ordinary course of business (excluding Indebtedness for the acquisition of mortgage servicing rights or the funding of related advances).

(4)        Trade debt incurred in the ordinary course of business, paid within [***] after the same has become due and payable or which is being contested in good faith, provided provision is made to the satisfaction of Bank for the eventual payment thereof in the event it is found that such contested trade debt is payable by Borrower.

(5)        Indebtedness secured by Liens permitted under Section 7(a) above.

(6)        Permitted Other Debt.

(c)        Consolidation and Merger; Change of Business and Management. (1) Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination or make any change in any material nature of its business as a mortgage banker as presently conducted or change in senior management without Bank’s prior written consent.

(d)        Acquisitions. Purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person without Bank’s prior written consent.

(e)        Subsidiaries. Organize any Subsidiary without Bank’s prior written consent.

(f)        Investments; Advances; Guaranties. Make or commit to make any advance, loan or extension of credit without the prior written consent of Bank (other than (i) advances of salary or earned commissions to officers of Borrower, or (2) funding mortgage loans and related advances in the ordinary course of Borrower’s business) to, or make or commit to make any capital contribution to, or purchase any stocks, bonds, notes, debentures or other securities of, or make any other investment in, or guaranty the indebtedness or other obligations of, any Person (including but not limited to officers, directors, shareholders and employees of Borrower).

(g)        Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than in the ordinary course of business as currently conducted, without the consent of the Bank, such consent not to be unreasonably withheld.

(h)        Receivables Not to Be Evidenced by Promissory Notes. Borrower shall not take any action, or permit any other Person to take any action, to cause any of the Servicing Receivables to be evidenced by any “instrument” (as such term is defined in the Uniform Commercial Code), except in connection with the enforcement or collection of the Servicing Receivables.

(i)        No Pledge. Borrower shall not (a) pledge, transfer or convey any security interest in the Pledged Deposit Accounts to any Person without the express written consent of Bank or (b) pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated or reimbursed for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Collateral or any Approved Servicing Agreements.

(j)        Modification of the Servicing Agreements. Borrower shall not consent with respect to any Approved Servicing Agreements to (i) the modification, amendment or termination of such Approved Servicing Agreements, (2) the waiver of any provision of such Approved Servicing Agreements or (3) the resignation of Borrower as servicer, or the assignment, transfer, or material delegation of any of its rights or obligations, under such Approved Servicing Agreements, without the prior written consent of Bank, such consent not to be unreasonably withheld. Borrower will not amend or modify or terminate any agreement with any subservicer that performs any services with respect to the Collateral without the prior written consent of Bank. Borrower shall provide Bank with copies of all amendments or modifications to any such subservicing agreement, regardless of the materiality thereof. Notwithstanding the foregoing, Bank acknowledges that Fannie Mae, Freddie Mac and Ginnie Mae each have the authority to impose modifications and amendments without the approval, consent or agreement of Borrower and such imposition shall not be deemed a violation of this Section 7(j) to the extent it is imposed on all similarly situated servicers and subservicers.

(k)        Liens on Substantially All Assets. Borrower shall not grant a security interest to any Person other than Bank or an Affiliate of Bank in substantially all unencumbered assets of Borrower unless Borrower has entered into an amendment to this Agreement that grants to Bank a pari passu security interest on such assets.

(l)        Dividend. Declare or pay any dividends, or return any capital, to its owners or authorize or make any other distribution, payment or delivery of property or cash to its owners as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any ownership interest, or set aside any funds for any of the foregoing purposes, if a Default or Event of Default has occurred and is continuing or if such payment or action shall result in any such Default or Event of Default.

(m)        Illegal Activities. Borrower shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(n)        Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (1) not otherwise prohibited in this Agreement, (2) in the ordinary course of Borrower’s business, and (3) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

8.        Events of Default. If any of the following events (each an “Event of Default”) occur, Bank shall have the rights set forth in Section 9 hereof and as otherwise set forth herein and in the other Loan Documents, as applicable:

(a)        Borrower shall: (i) fail to make when due any payment of principal or interest or shall fail to meet any Margin Call under this Agreement or any other Loan Document; or (2) shall fail to pay when due any other Obligation and such failure shall continue for [***]; or

(b)        Any representation or warranty made or deemed made by Borrower in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made; or

(c)        Borrower shall default in the observance or performance of any covenant or agreement contained Section 6(f)(1) and (m) – (q) or Section 7 of this Agreement; or

(d)        Except as otherwise set forth in this Section 8, Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents, and such failure shall continue for [***]; or

(e)        (i) Borrower or any Affiliate of Borrower shall default in any payment of principal of or interest on any Indebtedness to Bank in the aggregate principal amount of [***] or more (including without limitation the Mortgage Warehouse Agreement) without regard for the dollar amount of the defaulted payment, or any other event shall occur, the effect of which is to permit such Indebtedness or any portion thereof to be declared or otherwise to become due prior to its stated maturity or (2) Borrower shall default in any payment of principal of or interest on any Indebtedness any Indebtedness in the aggregate principal amount of [***] or more without regard for the dollar amount of the defaulted payment, or any other event shall occur, the effect of which is to permit such Indebtedness or any portion thereof to be declared or otherwise to become due prior to its stated maturity; or

(f)        (1) Borrower shall commence any case, proceeding or other action (i) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Borrower, or seeking to adjudicate Borrower a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Borrower or its debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for Borrower or for all or any substantial part of Borrower’s assets, or Borrower shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (2) remains undismissed, undischarged or unbonded for a period of [***]; or (3) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within [***] form the entry thereof; or (4) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

(g)        (1) Borrower or any of its ERISA Affiliates shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for [***] after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA, is given or the continuance of such proceedings for [***] after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by Borrower or any of its ERISA Affiliates or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Borrower or any of their respective ERISA Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower or any of its ERISA Affiliates; or

(h)        One or more judgments or decrees in an aggregate amount in excess of [***] shall be entered against Borrower and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within [***] after the entry thereof; or

(i)        Borrower’s rights to service Serviced Loans for any one or more investors under Servicing Agreements the value of which rights to Borrower (as reasonably estimated by Bank) equals or exceeds [***] of the aggregate principal amount of Borrower’s Servicing Portfolio shall be terminated for cause (i.e., on account of act(s) or omission(s) by Borrower for which the holder, or a trustee for the holder, of the relevant Serviced Loans has the right under such Servicing Agreement to terminate such servicing rights); or

(j)        A Servicer Downgrade Event has occurred; or

(k)        For any reason, any Loan Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Bank) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Bank) shall seek to disaffirm, terminate, limit or reduce its obligations thereunder; or

(l)      (i) Borrower shall grant, or suffer to exist, any Lien on any Collateral (except any Lien in favor of Bank); or (2) the Liens contemplated hereby are not first priority perfected Liens in and on the Collateral in favor of Bank; or

(m)         Bank shall have determined that a Material Adverse Effect has occurred; or

(n)        There shall occur the initiation of any investigation, audit, examination or review of Borrower by an Agency or any Governmental Authority relating to the origination, sale or servicing of Mortgage Loans by Borrower or the business operations of Borrower, excluding normally scheduled audits or examinations by Borrower’s regulators, if Bank believes that such investigation, audit, examination, or review is likely to result in a Material Adverse Effect; or

(o)        Borrower shall be subject to, or shall agree to pay, any civil, criminal or administrative fine, penalty, forfeiture, reimbursement or damages in an amount of [***] or more to or through any Agency or Governmental Authority relating to any alleged violation of any Requirement of Law; or

(p)        A Change in Control shall have occurred without the prior written consent of Bank.

9.        Rights upon Event of Default. If any Event of Default shall occur and be continuing, Bank may without notice to Borrower terminate this Agreement and declare the Loan and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 8(f), this Agreement shall automatically terminate and the Loan and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. If any Event of Default shall occur and be continuing, subject to the requirements of any applicable Acknowledgment Agreement, Bank may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise, including without limitation:

(a)        in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b)        direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to Bank for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or Bank has the right to take under Borrower’s contract with such Servicer;

(c)        direct Borrower to pay over to Bank all sums from time to time due Borrower under or in respect of the Collateral, including any and all fees and other compensation under any Approved Servicing Agreements for servicing the Serviced Loans thereunder, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on Mortgage Loans under any Approved Servicing Agreement, and to take any and all other actions that, subject to any restrictions imposed by the relevant Approved Servicing Agreement for the benefit of the party to it on whose behalf the Mortgaged Loans thereunder are being serviced (to the extent that such restrictions are valid and enforceable under the UCC and all applicable laws, rules and regulations), Borrower or Bank has the right to take under that Approved Servicing Agreement, and if Bank does so request, then Borrower shall diligently and continuously thereafter comply with such request. All amounts so received and collected by Bank pursuant to this Section 9(c) shall be applied in the same order and manner as is specified in Section 3(n);

(d)        foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of the Collateral as Bank shall elect to proceed against from time to time;

(e)         at Bank’s option and in its sole discretion, to notify any or all Persons obligated under any or all items of Collateral, that the Collateral has been assigned to Bank and that all payments thereon are to be made directly to Bank or such other Person as may be designated by Bank; to settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to Bank; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(f)         act, or contract with one or more third Persons to act, as Servicer under any Approved Servicing Agreement requiring servicing and perform all obligations required in connection with any Approved Servicing Agreements to which Borrower is a party, and Borrower hereby agrees to pay such third Persons’ fees to the extent (if any) that Bank is unable, despite reasonable efforts made by Bank in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Approved Servicing Agreements;

(g)         as a matter of right and without notice to Borrower or anyone claiming under Borrower, and without regard to the then value of the Collateral or the interest of Borrower therein, to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral, and Borrower hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Bank in case of entry as provided herein and shall continue as such and exercise all such powers until the date of the sale of the Collateral unless such receivership is sooner terminated; and

(h)         exercise all rights and remedies of a secured creditor under the UCC, including selling the interests of Borrower in the Collateral at public or private sale. Bank shall give Borrower not less than 10 days’ notice of any such public sale or of the date after which private sale may be held. Borrower agrees that 10 days’ notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as Bank may determine in its sole discretion. Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. Bank is authorized at any such sale, if Bank deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which Borrower has or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser, but Bank shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Nothing in this Agreement shall be construed as Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

Borrower waives any right to require Bank to proceed against any third party, exhaust any Collateral or other security for the Obligations, or to have any third party joined with Borrower in any suit arising out of the Obligations or any of the Loan Documents, or pursue any other remedy available to Bank. Borrower further waives any and all notice of acceptance of this Agreement. Borrower further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.

All rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other rights granted to Bank at Law or in equity, whether or not the Loan or the Obligations be due and payable or performance required and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

Notwithstanding the foregoing, Bank’s rights as set forth in this Section 9 shall be subject in all respects to the limitations and restrictions set forth in any relevant Acknowledgment Agreement so long as such Acknowledgment Agreement has not been terminated.

10.        Termination. This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect any Loan Advance previously consummated or the rights and obligations of Borrower and Bank with respect thereto.

11.        Miscellaneous Provisions.

(a)        Assignment; Rehypothecation. Borrower may not assign its rights or Obligations under this Agreement without the prior written consent of Bank. Bank may at any time assign or pledge its rights and obligations under this Agreement to any other party. Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of Bank, its successors and assigns, and shall be binding upon Borrower, its successors and assigns.

Bank may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Bank’s obligations under this Agreement shall remain unchanged, (2) Bank shall remain solely responsible to Borrower for the performance of such obligations; and (3) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement and the other Loan Documents.

(b)        Amendment. Neither this Agreement nor any of the other Loan Documents may be amended or terms or provisions hereof or thereof waived unless such amendment or waiver is in writing and signed by Bank and Borrower. In the event any governmental regulatory authority with jurisdiction over Bank requires Bank to amend this Agreement for any reason, Bank and Borrower shall negotiate, in good faith, to amend this Agreement to satisfy such government regulatory authority’s requirements. It is expressly agreed and understood that the failure by Bank to elect to accelerate amounts outstanding hereunder or to terminate the obligation of Bank to make Loans hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

(c)        Cumulative Rights, No Waiver. The rights, powers and remedies of Bank under the Loan Documents are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among Borrower and Bank relating hereto, at law, in equity or otherwise. Any delay or failure by Bank to exercise any right, power or remedy shall not constitute a waiver thereof by Bank, and no single or partial exercise by Bank of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

(d)        Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior written or verbal agreements and understandings relating to the subject matter hereof and thereof.

(e)        Survival. All representations, warranties, covenants and agreements on the part of Borrower contained in the Loan Documents shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

(f)        Notices. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by Electronic Transmission) delivered to the intended recipient at the “Address for Notices” specified below in this Section 11(f) or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of an executive officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person. Except as otherwise provided in this Agreement and except for notices given under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given (a) when transmitted during business hours at the recipient’s place of business by email (if an email address for such purpose is provided for such Person) or by telecopy (if a telecopy number for such purpose is provided for such Person), (b) when delivered, if delivered by hand (including by courier or overnight delivery service), or (c) in the case of a mailed notice, upon receipt, in each case given or addressed as set forth below:

If to Bank:

TIAA, FSB

100 Summer Street, Suite 3232

Boston, Massachusetts 02110

Attention:    Stephen E. Burse

E-mail:    [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Telephone No.:    [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

with copies to:

TIAA, FSB

501 Riverside Avenue

12th Floor

Jacksonville, Florida    32202

Attention:    Legal Department

E-mail:    [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Telephone No.:     [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

If to Borrower:

Guild Mortgage Company

5898 Copley Drive

San Diego, CA 92111

Attention: Terry Schmidt, EVP

Phone Number:    [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

E-mail:    [Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

(g)        Governing Law. This agreement shall be governed by the internal laws of the state of New York without giving effect to the conflict of law principles thereof, other than sections 5-1401 and 5-1402 of the New York General Obligations Law. Notwithstanding anything to the contrary, the effectiveness, validity and enforceability of electronic contracts, other records, electronic records and electronic signatures used in connection with any electronic transaction between Bank and Borrower shall be governed by E-Sign.

(h)      Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement. Delivery of an executed counterpart of a signature page by facsimile, electronic mail or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(i)      Exculpatory Provisions. Neither Bank nor any of Bank’s Affiliates, or any of their respective officers, directors, employees, agents, counsel, attorneys-in-fact or Affiliates shall be liable to Borrower for any action taken or omitted to be taken by it or such Person under or in connection with the Loan Documents or with respect to the Collateral (except that such release with respect to Bank shall not apply to Bank’s gross negligence or willful misconduct). Borrower agrees not to assert any claim against Bank or any of Bank’s Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Loan or any Loan Advance, this Agreement or any of the transactions contemplated hereby or thereby.

(j)      Indemnification. Borrower agrees to hold Bank, Bank’s Affiliates, and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all third-party liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party, relating to or arising out of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Borrower also agrees to reimburse each Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of Bank’s rights under this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.

(k)      Confidentiality. Bank and Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Loan Documents or the transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, (2) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (3) in the event of an Event of Default Bank determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Collateral or otherwise to enforce or exercise Bank’s rights hereunder or (4) it is made to any Agency. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the transactions hereunder, any fact relevant to understanding the federal, state and local tax treatment of such transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Borrower may not disclose the name of or identifying information with respect to Bank or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of such transactions and is not relevant to understanding the federal, state and local tax treatment of such transactions, or otherwise not necessary to comply with applicable securities laws, without the prior written consent of Bank. The provisions set forth in this Section 11(k) shall survive the termination of this Agreement.

(l)        Consumer Information. Notwithstanding anything in this Agreement to the contrary, each party shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). Each party understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Each party shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act), (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each party shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Upon request, each party will provide the other party evidence reasonably satisfactory to allow the requesting party to confirm that the responding party has satisfied its obligations as required under this Section. Without limitation, this may include, to the extent permitted by law, review of audits, summaries of test results, and other equivalent evaluations. Each party shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers relating to any Collateral. Each party shall provide such notice by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of delivery. The provisions set forth in this Section 11(l) shall survive the termination of this Agreement.

(m)        Jurisdiction, Venue and Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, AND CONSENTS THAT BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST

ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. BORROWER ACKNOWLEDGES AND AGREES THAT THE VENUE PROVIDED ABOVE IS THE MOST CONVENIENT FORUM FOR BOTH BORROWER AND BANK. BORROWER WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED UNDER THIS AGREEMENT.

EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW AND UPON CONFERRING WITH THEIR RESPECTIVE COUNSEL) ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

(n)    Reimbursement. Borrower shall reimburse Bank for all reasonable attorneys’ fees and expenses incurred by Bank to prepare and negotiate the terms of the Loan Documents. In addition, all sums reasonably expended by Bank in connection with the exercise of any right or remedy provided for herein shall be and remain Borrower’s obligation (unless and to the extent that Borrower is the prevailing party in any dispute, claim or action relating thereto). Borrower agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Bank in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether a Loan Advance is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Bank pursuant thereto, any “due diligence” or loan agent reviews conducted by Bank or on its behalf or by refinancing or restructuring in the nature of a “workout.” Borrower shall reimburse Bank for all third party expenses, including overnight delivery charges, Borrower incurs to send Mortgage Loan Documents, including the mortgage note, to Take-Out Investors.

(o)     Setoff and Withdrawal of Funds; Retention of Funds.

(1)    In addition to any rights and remedies of Bank provided by law, Bank shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), including but not limited to the Pledged Deposit Accounts required to be established under this Agreement, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and any other property of Borrower, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of Borrower.

(2)     Upon the earlier of (a) thirty (30) days prior to the termination of this Agreement or (b) notification by either party of termination of this Agreement, Bank has the right to retain all funds contained in any deposit account (including, but not limited to, the Pledged Deposit Accounts) and apply and set-off against such deposits as provided in subsection (1) above, provided that at any time during which the Freddie Mac Acknowledgment Agreement exists, the set off rights provided in this Section 11(o) shall be subject to the terms of the Freddie Mac Acknowledgment Agreement.

(3)    Bank agrees to promptly notify Borrower after any such set-offs and applications made by Bank under this Section 11(o); provided that the failure to give such notice shall not affect the validity of such set-off and application.

(p)    Power of Attorney. Borrower hereby irrevocably constitutes and appoints Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Bank’s reasonable discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, to protect, preserve and realize upon the Collateral, to file such financing statement or statements relating to the Collateral as Bank at its option may deem appropriate. Without limiting the generality of the foregoing, Borrower hereby gives Bank the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, to do the following:

(1)     in the name of Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Bank for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

(2)     to pay or discharge taxes and liens levied or placed on or threatened against the Collateral;

(3)    (A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Bank or as Bank shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Bank may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Bank were the absolute owner thereof for all purposes, and to do, at Bank’s option and Borrower’s expense, at any time, and from time to time, all acts and things which Bank deems necessary to protect, preserve or realize upon the Collateral and Bank’s liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do;

(4)     request that any Pledged Servicing Right related to Fannie Mae, Freddie Mac, Ginnie Mae or any other investor be transferred to Bank or to another approved servicer approved by Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be) and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of each servicing contract that is Collateral;

(5)     request distribution to Bank of sale proceeds or any applicable contract termination fees arising from the sale or termination of Pledged Servicing Rights and remaining after satisfaction of Borrower’s relevant obligations to Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be) with respect thereto, including costs and expenses related to any such sale or transfer of such servicing rights and other amounts due for unmet obligations of Borrower to Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be) under applicable Agency Guideline or such other investor’s contract;

(6)     deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by Borrower; and

(7)     take any action and execute any instruments that Bank deems necessary or advisable to accomplish any of such purposes.

The powers conferred on Bank hereunder are solely to protect Bank’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Bank shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

This power of attorney is a power coupled with an interest and shall be irrevocable.

(q)    Amended and Restated. This Amended and Restated Loan and Security Agreement amends and restates that certain Loan and Security Agreement between Borrower and Bank dated July 18, 2019.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the day and year first above written.

TIAA, FSB

By:	/s/ Kate Walton
Name:	Kate Walton
Title:	Vice President

GUILD MORTGAGE COMPANY

By:	/s/ Amber Elwell
Name:	Amber Elwell
Title:	SVP & CFO

Signature Page to the Amended and Restated Loan and Security Agreement